Exhibit 99.1

Sono-Tek Announces Preliminary Revenue and Operating Income for
Fiscal Year 2021 and Provides First Quarter FY2022 Revenue Guidance

Record Revenue Growth Expected for Fiscal Year 2022

MILTON, N.Y., March 15, 2021 – Sono-Tek Corporation (OTCQX: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today announced preliminary sales and operating income for the fiscal year ended February 28, 2021.

Preliminary sales for the fiscal year ended February 28, 2021 were approximately $14.9 million, compared to sales of $15.4 million for the previous fiscal year, a decrease of 4%. The Company’s preliminary operating income for the year ended February 28, 2021 is expected to be approximately $1.1 million, matching the Company’s historic high set in the prior fiscal year.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, commented, “We are extremely pleased with the ongoing strength of our business in spite of our initial concerns about the global impact of Covid-19 that began at the start of our fiscal year last March. I applaud all of our team members who worked together to rapidly install a hybrid work approach for many job functions, including conducting numerous virtual sales “calls” with new and existing customers. Our Service Team also worked out creative ways of installing and commissioning extremely complicated equipment at customer sites over the internet.

Over the course of the year, we were able to maintain sales levels even though approximately $4.0 million of additional anticipated sales were cancelled or deferred to FY2022 by our customers due to Covid-19. We reported positive gains in all quarters over the prior fiscal year’s results, except for the fourth quarter. In the prior fiscal year, the fourth quarter included the shipment of the largest order in our history. We recorded two significant orders in FY 2021, which were previously announced. One was a major shipment to a European textile consortium, and our current backlog contains the other, which is a repeat order for an additional 6-axis robot machine that is scheduled for delivery later in the current fiscal year,” continued Dr. Coccio.

“We continue to see a widening of several opportunity areas for our technology, including advanced energy applications such as fuel cells and developing hydrogen applications, innovative medical device applications related to rapid testing and genomics, and high precision and challenging semiconductor coating applications. Internally, we continued to strengthen our technical and marketing teams and broaden the scope of our digital factory operations. We ended fiscal 2021 with a strong cash balance and minimal debt, after paying off the mortgage on our manufacturing facility three years in advance.

Looking ahead, we are planning to invest in a significant development program aimed at carrying us further into attractive clean energy opportunities over the next several years. We are excited about this opportunity which we will describe in more detail at the appropriate time. We’re also hopeful that our pending application for an uplisting to Nasdaq will be approved during the year as well,” concluded Dr. Coccio.

Based on current backlog, shipments, and proposal activity, Sono-Tek expects to report a revenue increase for the first quarter of fiscal 2022, ending May 31, 2021, of approximately 4-8% over the first quarter of last fiscal year, reflecting the recovery from the impact of the global pandemic among some the Company’s customers. Management does not typically forecast results for the full fiscal year at this time due to the increasing shift of Sono-Tek’s business to include more orders for large coating systems, but supported by the strong FY2021 year-end backlog, the Company expects record revenue growth for the fiscal year ending February 28, 2022.

The Company’s final financial results will be announced upon completion of the annual year end audit, which is expected in May 2021.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; the duration and scope of the COVID-19 pandemic; the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for some of our products and impair the ability of those with whom we do business to satisfy their obligations to us; our ability to sell and provide our services and products, including as a result of continued pandemic related travel restrictions, mandatory business closures, and stay-at home or similar orders; any temporary reduction in our workforce, closures of our offices and facilities and our ability to adequately staff and maintain our operations resulting from the pandemic; the ability of our customers and suppliers to continue their operations as result of the pandemic, which could result in terminations of contracts, losses of revenue; the forgiveness of our PPP loan; and further adverse effects to our supply chain; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; increasing order backlog following Covid-19 related cancellations and deferrals; consummation of order proposals; completion of large orders on schedule and on budget; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; successfully broadening the use of our technology into new business areas; and realization of quarterly and annual revenues and operating income within the forecasted range. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

For more information, contact:

Sono-Tek Corp.

Stephen J. Bagley

Chief Financial Officer

Ph: (845) 795-2020

info@sono-tek.com

Investor Relations:

Stephanie Prince

PCG Advisory

Ph: (646) 863-6341

sprince@pcgadvisory.com

http://www.sono-tek.com